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                                                                   EXHIBIT 99.10

                        [LETTERHEAD OF MHI GROUP, INC.]


                                 July 24,1995


The Loewen Group, Inc.
4126 Norland Avenue
Burnaby, British Columbia
Canada V5G 3S8

Ladies and Gentlemen:

        In order to induce your consideration of a possible transaction with MHI Group, Inc., a Florida corporation (the "Company"), involving the purchase of the capital stock of the Company, the Company hereby agrees with The Loewen Group Inc. and all of its subsidiaries (the "Loewen Group") as follows:

        1. The Company hereby agrees to work exclusively with the Loewen Group from the date hereof through the close of business, eastern daylight time, on Tuesday, August 15, 1995 (the "Exclusivity Period") with respect to such possible transaction, subject to the terms and conditions set forth herein. During the Exclusivity Period, the Company and its subsidiaries will not, directly or indirectly, through any officer, director, agent, financial advisor or otherwise, solicit, initiate or encourage submission of proposals or offers from any person relating to any acquisition or purchase of all or a portion of the assets (other than immaterial or insubstantial assets or inventory in the ordinary course of business), or any equity interest in, the Company or any of its subsidiaries or any business combination with the Company or any of its subsidiaries, or participate in any negotiations regarding, or furnish to any other person any information (except for information which has been previously publicly disseminated by the Company in the ordinary course of business), subject to the fiduciary obligations of the Company's Board of Directors as advised by counsel in respect of proposals received other than as a result of a failure to comply with this paragraph. The Company shall promptly notify the Loewen Group if any such proposal or offer is made.

        2. While the Company has had discussions in the past with, and has received expressions of interest from, third parties with respect to a possible transaction, and has not taken affirmative steps to halt such discussions or expressions of interest, the Company represents and warrants that it is not currently in negotiations or discussions with any third party with respect to any such transaction.
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The Loewen Group, Inc
July 24,1995
Page 2

        3. The Company and the Loewen Group acknowledge that no agreement exists between the Company and the Loewen Group regarding the sale of the capital stock of the Company, and the Company shall have no obligations to the Loewen Group unless and until a definitive agreement shall have been executed and delivered, and that following such execution and delivery, the Company's only obligation shall be those set forth in said agreement. In the event such agreement has not been executed and delivered by both parties on or before the close of business, eastern daylight time, on Tuesday, August 15, 1995, unless extended with the consent of both parties, then any obligations of the Company pursuant to paragraph no. 1 of this letter shall cease and such paragraph shall no longer have any force or effect as of such date.


        4. The Loewen Group hereby agrees to become a party to, and shall cause each of its subsidiaries to become a party to, that certain Confidentiality Agreement dated as of March 9, 1995 (the "Confidentiality Agreement") between the Company and Loewen Group International, Inc., and hereby agrees that it shall be fully bound by the terms and provisions thereof. The Company and the Loewen Group hereby ratify and confirm the Confidentiality Agreement and acknowledge that all provisions thereof remain in full force and effect. The Company further agrees that, to the extent that the Company is furnished with confidential information with respect to the Loewen Group, the Company shall afford such confidential information the same treatment as is afforded confidential information of the Company by the Loewen Group pursuant to the Confidentiality Agreement.

        5. For two years following the date hereof, neither the Loewen Group nor any person controlled by the Loewen Group nor any officers or directors of the Loewen Group having access to the "confidential information" (as such term is defined in the Confidentiality Agreement) will purchase any securities of the Company, except (i) pursuant to a transaction approved by the Company's Board of Directors, or (ii) if a third party or group acquires, in a transaction required to be reported on Form 13D, or makes a tender offer to acquire, 10% or more of the Company's common stock not approved in advance by the Board of Directors of the Company.

        6. This letter is non-assignable, and shall be governed and construed in accordance with the laws of the state of New York, without reference to its conflicts of laws principles.
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The Loewen Group, Inc.
July 24, 1995
Page 3

        7. This letter may be executed in one or more counterparts, each of which when executed and delivered shall be deemed to be an original but all which shall constitute one and the same instrument.

        If you are in agreement with the foregoing, please sign and return one copy of this letter, which will constitute our agreement with respect to the subject matter hereof.


                                               Very truly yours,

                                               MHI GROUP, INC.

                                               By: /s/ W. Fred Lindsey
                                                   -----------------------
                                                   W. Fred Lindsey
                                                   Chairman of the Board



ACCEPTED AND AGREED:

THE LOEWEN GROUP. INC.

By: /s/ Raymond L. Loewen
   -----------------------
   Name:
   Title: